Exhibit 99.1

PRESS RELEASE

Contact:	David Young
TESSCO Technologies Incorporated
Acting Chief Financial Officer
(410) 229-1380
young@tessco.com

For immediate release

TESSCO Reports Second Quarter Earnings per Share of $0.40

Stock Buyback Continues and Program Expanded

HUNT VALLEY, MARYLAND, OCTOBER 24, 2005 - TESSCO Technologies Incorporated (Nasdaq:TESS), today reported earnings for the second quarter ended September 25, 2005.

Sales for the second quarter of fiscal year 2006 increased 19 percent over the same period last year to $137.6 million.  Sales for the first six months of fiscal year 2006 totaled $286.0 million, up 26 percent over the first half of fiscal year 2005.

Second quarter 2006 net income was $1.7 million, or $0.40 per diluted share, compared with net income of $1.6 million and diluted earnings per share of $0.36 last year.  Net income for the first six months of fiscal year 2006 was $2.9 million, or $0.69 per diluted share, compared to $3.0 million and $0.68 for the same period of fiscal year 2005.

Chairman, President and CEO Robert B. Barnhill stated: “Our 22 percent year-over-year and 12 percent sequential revenue growth in our self-maintained user, government and resellers channel demonstrates the momentum we are developing from our ongoing marketing and sales initiatives.”

The following are some of the highlights of the second quarter of fiscal 2006, compared to the same quarter of last fiscal year:

•                  Total revenues and gross profit grew 19 percent and 23 percent, respectively.

•                  Expenses increased 26 percent, largely driven by increased expenses related to:

•                  new business generation activities designed to expand the commercial and government customer base and product offering, and

•                  higher freight costs.

•                  Net income and diluted earnings per share increased 6 percent and 11 percent, respectively.

Comparing results for this quarter with the same quarter of last year and with the first quarter of this fiscal year:

•                  Total consumer direct revenue and gross profit increased 20 percent and 22 percent, respectively, year-over-year.  Sequentially, consumer direct-affinity revenue declined 22 percent primarily resulting from the September transition of TESSCO’s major affinity-partner relationship.

•                  The consumer direct-affinity web based sales “stores” and order fulfillment operated for a major carrier was successfully transitioned, late in the quarter, to their in-house operation. This business, accounted for 40 percent of total revenues and 23 percent of total gross profit during the second quarter of fiscal year 2006. Dedicated expenses for this business have been reduced and should have a positive impact in the third quarter.

•                  Despite a 22 percent sequential decline in revenues, total consumer direct gross profit increased 12 percent, due to standby fees received from the transitioned partner during the quarter, and changes in product mix.

•                  Total commercial/government revenues grew 18 percent year-over-year and 7 percent sequentially.

•                  Total buyers grew 8 percent year-over-year and 3 percent sequentially, while purchases per customer also grew both year-over-year and  sequentially.

•                  Revenues from self-maintained users, government and resellers grew 22 percent year-over-year and 12 percent sequentially. Monthly buyers in this market grew 11 percent year-over-year and 4 percent sequentially and purchases per customer also grew both year-over-year and sequentially.

•                  Revenues from public carriers and network operators showed a 7 percent year-over-year increase and a 6 percent sequential decline.  Monthly buyers in this market declined 9 percent year-over-year and remained flat sequentially and purchases per customer grew year-over-year, but  declined sequentially.

•                  Network infrastructure product sales and gross profits increased year-over-year 19 percent and 21 percent, respectively, primarily driven by strong sales in fixed wireless broadband products, antenna systems, and tower site support products.

•                  Mobile devices and accessories product sales and gross profits in our commercial/government markets increased year-over-year 31 percent and 27 percent, respectively, primarily as a result of increased sales of accessory products to retail customers.

•                  Installation, test and maintenance product sales and gross profits increased year-over-year 2 percent and 25 percent, respectively.  The increase in gross profits and gross profit margin was primarily driven by our expanded major repair components relationship, which, beginning this fiscal year, includes significant sales accounted for on a net basis.

Comparing the first six months of this fiscal year with the same six months of last year:

•                  Total revenues and gross profit grew 26 percent and 20 percent, respectively.

•                  Total commercial/government revenues and gross profits increased 16 percent and 19 percent, respectively.

•                  Consumer sales and gross profits increased 42 percent and 23 percent, respectively.

•                  Expenses increased 23 percent, exceeding the 20 percent increase in gross profit, largely driven by:

•                  Increased freight costs;

•                  Marketing and people costs related to expanded business generation activities and programs; and

•                  Start-up expenses, primarily incurred during the first quarter of fiscal 2006, related to our new Configuration, Fulfillment and Delivery order processing system.

•                  Net income declined 4 percent, while diluted earnings per share increased 1 percent.

Mr. Barnhill continued, “TESSCO’s goal is to be Your Total Source® supplier of the product and supply chain solutions required to build, maintain or use wireless systems to a broad base of commercial and government customers. Toward this end, we finalized new programs, which launched October 1st, designed to dramatically increase our base of customers and their monthly purchases. Specifically we:

•                  Made the customer experience easier and more productive in the field, and on the phone and/or web;

•                  Streamlined our price and delivery programs;

•                  Developed a new suite of our print and electronic Solutions Guides, The Wireless Journal®, market focused newsletters, and other knowledge tools;

•                  Enhanced the feature sets and usability of TESSCO.com®; and

•                  Launched a series of marketing campaigns to promote these changes across a much wider reach of current and potential customers.

While increasing our base of customer relationships and expanding our product, service and solutions offerings, we are intensely focused on improving our margins and returns. We have key initiatives to:

•                  Lower product costs and inventories;

•                  Lower vendor supply chain costs;

•                  Re-engineer our processes;

•                  Eliminate defects, errors and waste; and

•                  Enhance the productivity of our Nevada and Maryland configuration, fulfillment and delivery centers.

Going forward, we are energized and excited that the momentum of Delivering Everything for Wireless® to a broad, diverse and expanding base of customers is accelerating.  We will continue to remain very focused on our journey of building shareowner value.”

Stock Buyback Program

On October 20, 2005, our Board of Directors authorized the purchase of an additional 450,000 shares of our outstanding common stock as part of our already existing Stock Buyback Program.  The repurchase of an aggregate of 900,000 shares has now been authorized and, as of September 25, 2005, 399,003 shares have been purchased under this program, for $4,113,100, or an average price of $10.31 per share.  Accordingly, up to 500,997 shares remain available for repurchase, including the 450,000 additional shares authorized for repurchase on October 20, 2005.  No timetable has been set for the completion of the program.  On October 20, 2005, approximately 4,200,000 shares were outstanding.

Mr. Barnhill stated, “We believe that our current per share price of $12-13, which is approximately 85% of our current book value per share of $15, does not accurately reflect the value and future prospects of TESSCO, and that the repurchase of our shares, when appropriate, is an excellent use of funds to enhance shareholder value.”

Business Outlook

The following statements and the statements above made by Robert Barnhill as to anticipated results, are based on current expectations. These statements are forward-looking, and actual results may differ materially.

Considering the progress of the business generation initiatives underway, which were discussed in our Business Outlook last quarter, and assuming that the trends continue, TESSCO now estimates that for the third quarter ending December 25, 2005, earnings per share will be in the range of $0.15 to $0.25.

A conference call will be held on October 25, 2005, at 10 a.m. ET to discuss the financial results for the second quarter of fiscal year 2006.  The conference call will be Webcast live on the Internet at http://www.tessco.com.

TESSCO expects that its corporate representatives will meet privately during the quarter with investors, the media, investment analysts and others. At these meetings, TESSCO may reiterate the Business Outlook published in this press release. At the same time, TESSCO will keep this press release and Business Outlook publicly available on its Web site (www.tessco.com). However, the Business Outlook published in this press release reflects only the Company’s current best estimate and the Company assumes no obligation to update the information contained in this press release, including the Business Outlook, at any time.

About TESSCO

TESSCO Technologies Incorporated is a value-added supplier of the product solutions needed to design, build, run, maintain or use wireless systems. TESSCO is committed to delivering, fast and complete, the product needs of wireless system operators, program managers, contractors, resellers, and self-maintained utility, transportation, enterprise and government organizations. As Your Total Source® supplier of mobile and fixed-wireless network infrastructure products, mobile devices and accessories, and installation, test and maintenance equipment and supplies, TESSCO assures customers of on-time availability, while streamlining their supply chain process and lowering inventories and total costs. To learn more, please visit TESSCO.com.

Forward-Looking Statements

This press release may contain forward-looking statements. These forward-looking statements may generally be identified by the use of the words “may,” “will,” “expects,”

“anticipates,” “believes,” “estimates,” and similar expressions and involve a number of risks and uncertainties. For a variety of reasons, actual results may differ materially from those described in or contemplated by any such forward-looking statement. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject.

We are not able to identify or control all circumstances that could occur in the future that may adversely affect our business and operating results.  Included among the risks that could lead to a materially adverse impact on our business or operating results are the termination or non-renewal of limited duration agreements or arrangements with our vendors and affinity partners which are typically terminable by either party upon several months notice; loss of significant customers or relationships, including affinity relationships; loss of customers either directly or indirectly as a result of consolidation among large wireless service carriers and others within the wireless communications industry; the strength of the customers’, vendors’ and affinity partners’ business; economic conditions that may impact customers ability to fund purchase of our products and services; our dependence on a relatively small number of suppliers and vendors, which could hamper our ability to maintain appropriate inventory levels and meet customer demand; failure of our information technology system or distribution system; technology changes in the wireless communications industry, which could lead to significant inventory obsolescence and/or our inability to offer key products that our customers demand; third-party freight carrier interruption; increased competition from competitors, including manufacturers or national and regional distributors of the products we sell and the absence of significant barriers to entry which could result in pricing and other pressures on profitability and market share; the possibility that, for unforeseen reasons, we may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings; and inability to protect certain intellectual property, including systems and technologies on which we rely.

TESSCO Technologies Incorporated

Consolidated Statements of Income

	Fiscal Quarters Ended			Six Months Ended
	September 25, 2005	September 26, 2004	June 26, 2005	September 25, 2005	September 26, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues	$137,632,800	$115,689,700	$148,323,300	$285,956,100	$226,294,700
Cost of goods sold	109,266,200	92,708,200	122,301,200	231,567,400	180,923,800
Gross profit	28,366,600	22,981,500	26,022,100	54,388,700	45,370,900
Selling, general and administrative expenses	25,543,500	20,313,000	23,959,800	49,503,300	40,298,600
Income from operations	2,823,100	2,668,500	2,062,300	4,885,400	5,072,300
Interest, net	29,100	39,200	38,000	67,100	77,400
Income before provision for income taxes	2,794,000	2,629,300	2,024,300	4,818,300	4,994,900
Provision for income taxes	1,089,600	1,025,400	789,500	1,879,100	1,948,000
Net income	$1,704,400	$1,603,900	$1,234,800	$2,939,200	$3,046,900

Basic earnings per share	$0.40	$0.37	$0.29	$0.69	$0.69
Diluted earnings per share	$0.40	$0.36	$0.29	$0.69	$0.68
Basic weighted average shares outstanding	4,238,300	4,367,500	4,236,700	4,237,500	4,405,800
Diluted weighted average shares outstanding	4,300,300	4,440,700	4,277,000	4,288,700	4,492,600

TESSCO Technologies Incorporated

Consolidated Balance Sheets

	September 25, 2005	March 27, 2005
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,251,400	$3,880,800
Trade accounts receivable, net	38,058,600	60,907,400
Product inventory	45,793,300	60,832,600
Deferred tax asset	2,170,000	2,170,000
Prepaid expenses and other current asset	2,120,300	2,828,400
Total current assets	89,393,600	130,619,200

Property and Equipment, Net	25,379,400	26,193,000
Goodwill, Net	2,452,200	2,452,200
Other Long-Term Assets	1,167,300	1,292,800
Total assets	$118,392,500	$160,557,200

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable	$37,894,400	$82,618,000
Accrued expenses and other current liabilities	6,329,400	6,638,400
Revolving credit facility	—	—
Current portion of long-term debt	446,600	362,600
Total current liabilities	44,670,400	89,619,000

Deferred Tax Liability	3,536,700	3,561,300
Long-Term Debt, Net of Current Portion	4,736,000	5,000,700
Other Long-Term Liabilities	1,451,300	1,554,100
Total liabilities	54,394,400	99,735,100

Shareholders’ Equity:
Preferred stock	—	—
Common stock	49,000	48,900
Additional paid in capital	24,266,900	23,578,600
Treasury stock, at cost	(7,906,000)	(7,454,400)
Retained earnings	47,588,200	44,649,000
Total shareholders’ equity	63,998,100	60,822,100

Total liabilities and shareholders’ equity	$118,392,500	$160,557,200

TESSCO Technologies Incorporated

Supplemental Revenue and Gross Profit Results Summary

(Amounts in Thousands)	Network Infrastructure	Mobile Devices and Accessories	Installation, Test and Maintenance	Total
Quarter Ended September 25, 2005:
Commercial/Government Revenue:
Public Carriers and Network Operators	$13,909	$662	$3,790	$18,361
User, Governments and Resellers	25,101	23,676	11,934	60,711
Total Commercial/Government Revenue	39,010	24,338	15,724	79,072
Consumer Revenue	—	58,561	—	58,561
Total Revenue	$39,010	$82,899	$15,724	$137,633

Commercial/Government Gross Profit:
Public Carriers and Network Operators	$3,203	$195	$942	$4,340
User, Governments and Resellers	5,846	6,263	3,985	16,094
Total Commercial/Government Gross Profit	9,049	6,458	4,927	20,434
Consumer Gross Profit	—	7,933	—	7,933
Total Gross Profit	$9,049	$14,391	$4,927	$28,367

Change from the Quarter Ended September 26, 2004:
Commercial/Government Revenue:
Public Carrier and Network Operators	8.4%	(30.1)%	14.1%	7.4%
User, Government and Resellers	25.6	34.2	(1.3)	22.1
Total Commercial/Government Revenue	18.9	30.9	2.1	18.4
Consumer Revenue	—	19.8	—	19.8
Total Revenue	18.9%	22.9%	2.1%	19.0%

Commercial/Government Gross Profit:
Public Carriers and Network Operators	14.3%	(28.1)%	20.3%	12.6%
User, Governments and Resellers	24.7	30.4	26.3	27.3
Total Commercial/Government Gross Profit	20.8	27.3	25.1	23.8
Consumer Gross Profit	—	22.4	—	22.4
Total Gross Profit	20.8%	24.6%	25.1%	23.4%

Change from the Quarter Ended June 26, 2005:
Commercial/Government Revenue:
Public Carrier and Network Operators	(3.7)%	0.4%	(13.5)%	(5.8)%
User, Government and Resellers	22.4	4.1	8.6	11.9
Total Commercial/Government Revenue	11.6	4.0	2.3	7.2
Consumer Revenue	—	(21.5)	—	(21.5)
Total Revenue	11.6%	(15.4)%	2.3%	(7.2)%

Commercial/Government Gross Profit:
Public Carriers and Network Operators	(4.6)%	4.8%	(4.8)%	(4.3)%
User, Governments and Resellers	18.1	6.7	10.5	11.6
Total Commercial/Government Gross Profit	8.9	6.7	7.2	7.8
Consumer Gross Profit	—	12.3	—	12.3
Total Gross Profit	8.9%	9.7%	7.2%	9.0%

(Amounts in Thousands)	Network Infrastructure	Mobile Devices and Accessories	Installation, Test and Maintenance	Total
Six Months Ended September 25, 2005:
Commercial/Government Revenue:
Public Carriers and Network Operators	$28,350	$1,321	$8,173	$37,844
User, Governments and Resellers	45,613	46,419	22,926	114,958
Total Commercial/Government Revenue	73,963	47,740	31,099	152,802
Consumer Revenue	—	133,154	—	133,154
Total Revenue	$73,963	$180,894	$31,099	$285,956

Commercial/Government Gross Profit:
Public Carriers and Network Operators	$6,561	$380	$1,931	$8,872
User, Governments and Resellers	10,795	12,131	7,591	30,517
Total Commercial/Government Gross Profit	17,356	12,511	9,522	39,389
Consumer Gross Profit	—	15,000	—	15,000
Total Gross Profit	$17,356	$27,511	$9,522	$54,389

Change from the Six Months Ended September 26, 2004:
Commercial/Government Revenue:
Public Carrier and Network Operators	(1.0)%	(25.2)%	(8.2)%	(3.7)%
User, Government and Resellers	22.2	37.4	5.4	23.8
Total Commercial/Government Revenue	12.1	34.2	1.5	15.6
Consumer Revenue	—	41.5	—	41.5
Total Revenue	12.1%	39.5%	1.5%	26.4%

Commercial/Government Gross Profit:
Public Carriers and Network Operators	(2.6)%	(23.1)%	(8.9)%	(5.1)%
User, Governments and Resellers	22.4	32.9	29.1	28.1
Total Commercial/Government Gross Profit	11.6	30.0	19.0	18.7
Consumer Gross Profit	—	23.0	—	23.0
Total Gross Profit	11.6%	26.1%	19.0%	19.9%